UNITED STATES

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BLACKROCK INNOVATION AND GROWTH TERM TRUST

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On June 15, 2023, representatives of BlackRock Innovation and Growth Term Trust (the “Fund”) gave a presentation to representatives of Institutional Shareholder Services Inc. regarding the Fund. A copy of this presentation is filed herewith.

Presentation to Institutional Shareholder Services June 2023 BlackRock Innovation and Growth Term Trust (BIGZ) IPO Date: March 2021

The Board's Nominees are highly qualified and focused on creating sustainable, long-term value for all BIGZ shareholders The Board has unanimously approved the following Board Nominees to continue to serve as Trustees of the Trust: Cynthia L. Egan Lorenzo A. Flores Stayce D. Harris Catherine A. Lynch The Board believes the Board Nominees have the skills, qualifications and requisite experience in overseeing investment companies to act in the best interests of all shareholders The Board Nominees represent a diverse slate of professionals, each accomplished in their respective fields and knowledgeable about closed-end funds If the Saba Nominees were elected, the Board would lose all gender diversity and two of the Fund's three Audit Committee Financial Experts. See complete details in Appendix A Board Nominees Saba Nominees Experience with BIGZ, including its investment objectives and policies Closed-end fund experience Diverse slate of candidates Audit Committee Financial Experts Governance experience History of service to all shareholders Interviewed by a neutral professional search firm1 (1) Saba's nominees declined an interview proposed to be conducted by neutral professional search firm consistent with standard Board nomination process.

The Board is committed to enhancing shareholder value The Fund was designed to benefit all shareholders NAV pricing: To eliminate high upfront fees for investors of the Fund, BlackRock now pays 100% of the offering costs and the Fund's initial NAV equals the initial public offering ("IPO") price Limited term with opportunity for liquidity at NAV: To mitigate any long-term discount issues, the Fund utilizes the new IPO structure with a limited term feature, offering a tender offer for 100% NAV or liquidation in year 12 of the Fund's life Access to private markets: The Fund provides the potential to invest in private investments with no performance fees and 1099 tax reporting These changes help broaden the investor base, potentially lower market price volatility after the IPO and offer greater potential for shares to trade at a premium to NAV in the secondary market 97,702 # of beneficial owners1 (1) As of May 12, 2023 (the annual shareholder meeting record date)

BlackRock Innovation and Growth Term Trust (BIGZ) IPO Date: March 2021 BlackRock Innovation and Growth Term Trust's (BIGZ) (the "Fund") investment objectives are to provide total return and income through a combination of current income, current gains and long-term capital appreciation The Fund invests primarily in equity securities issued by mid-and small-capitalization companies that the Fund's adviser believes have above-average earnings growth potential In selecting investments for the Fund, the Fund's adviser focuses on mid-and small-capitalization growth companies that are "innovative." These are companies that have introduced, or are seeking to introduce, a new product or service that potentially changes the marketplace The Fund utilizes an option writing (selling) strategy in an effort to generate current gains from options premiums and to enhance the Trust's risk-adjusted returns Common shares of closed-end investment companies frequently trade at prices lower than their NAV The Fund cannot guarantee that its common shares will trade at a price higher than or equal to NAV The Fund's common shares will trade in the open market at market prices that will be a function of several factors, including distribution levels (which are in turn affected by expenses), NAV, call protection for portfolio securities, portfolio credit quality, liquidity, distribution stability, relative demand for and supply of the common shares in the market, general market and economic conditions, market sentiment and other factors The common shares are designed primarily for long-term investors and investors should not purchase common shares of the Fund if they intend to sell them shortly after purchase The prospectus did NOT state the Fund is meant for discount arbitrage investors Source: Fund prospectus

Rigorous Oversight of BIGZ The Board regularly meets with the portfolio management team to scrutinize performance and fund positioning, including private investments As part of the governance structure, Board Members serve on various committees that thoroughly examine different aspects of BIGZ's management Performance Committee:Reviews information on, and makes recommendations to the full Board of Directors in respect of, the investment objectives, policies and practices of the Fund and reviews information from BlackRock on the investment performance of the Fund Audit Committee:Assists the Board in fulfilling its oversight responsibilities relating to the accounting and financial reporting policies and practices of the Fund Governance and Nominating Committee:Monitors corporate governance matters and makes recommendations in respect thereof to the Board Compliance Committee:Provides assistance to Board in fulfilling its responsibility with respect to the oversight of regulatory and fiduciary compliance matters involving the Fund and fund-related activities of BlackRock, any subadviser and the Fund's other third-party service providers The Board established an ad hoc Discount Sub-Committee responsible for studying all aspects of secondary market discounts, with an emphasis on (i) defining the drivers of discounts, (ii) identifying potential solutions and (iii) implementing remedial action plans Examples of actions that were derived from this committee and applied to BIGZ: Managed distribution plan to seek to pay a distribution rate that is consistent with each Fund's total return Share repurchase plan to enhance shareholder value by repurchasing the Fund's shares when trading at a discount to NAV Exposure to private investments to utilize the "closed" structure to seek to enhance income and total return potential Enhanced secondary market support initiatives through marketing, education and building client relationships

Is change warranted? No, change is not warranted because BIGZ has a limited track record, and high growth companies have experienced a volatile market since the Fund's inception in March 2021 We believe that innovation as an investment theme will play a vital role in portfoliosover the next decade and that long-term shareholders will benefit from BIGZ's unique exposure Total Shareholder Return Outperformed its Morningstar assigned peer in 2023 Long-term investments with limited track record and J-curve return profile1 Distributions Higher yield relative to its Morningstar assigned peer Investment solution for investors seeking exposure to high-growth potential companies and regular cash flow NAV Premium / Discount Traded at a premium for 18% of Fund's life, including trading as high as a 14.5% premium Built-in opportunity for 100% liquidity at NAV at year 12 (2033) Fees and Expenses Competitive expenses that rank in the 2nd quartile of the Broadridge selected peer group Provides access to private investments with lower fees compared to private funds, and no carry Corporate Governance Diverse, experienced and qualified supermajority of independent trustees BIGZ has voluntarily repurchased $160 million (6.8% of O/S) of its shares, adding $32 million of accretion to its NAV Conclusion Change is notwarranted The incumbent trustees are the most qualified candidates and have demonstrated their ability to create value for shareholders (1) A J-curve is a chart where the line plotted falls at the beginning and rises gradually to a point higher than the starting point, forming the shape of the letter J. It reflects a phenomenon in which a period of unfavorable returns is followed by a period of gradual recovery that rises to a higher point than the startingpoint

ISS Five Factor Framework

BIGZ does not have an appropriate CEF peer group We believe BIGZ does not have an appropriate CEF peer group, and given the Fund's long-term investment focus and limited track record, it is difficult to assess performance " Morningstar initially classified the Fund in the "Small Growth" category where it was the only constituent " In November 2022, BIGZ was moved to the Mid-Cap Growth category which includes one other fund, Liberty All-Star Growth Fund (ASG) " We believe BIGZ is significantly different than ASG - ASG can invest across all market capitalizations, including larger companies that have outperformed small-and mid-cap companies since BIGZ's inception - ASG does not utilize an option writing strategy - ASG does not invest in private companies - ASG has a long-term track record dating back to 1986 - over this time period, ASG has generated strong returns for shareholders, supporting the fund's historical premium to NAV and current narrow discount to NAV BIGZ invests primarily in a subset of small-and mid-cap growth companies that are "innovative" " These are companies that have introduced, or are seeking to introduce, a new product or service that potentially changes the marketplace " Within the Russell 2500 Growth Index, which comprises small-and mid-cap growth companies, the team estimates that only ~40% of the companies in this broad market index meet the definition of an "innovative" company

Total Shareholder Return Supportive Market Environment (2023 Year to Date) Volatile Market Environment (2022) BIGZ has outperformed on a market price basis as improving market sentiment supported a narrowing of the Fund's discount Elevated market volatility due to rising rates and inflation disproportionately impacted smaller, higher-growth companies In 2022 BIGZ(Market)BIGZ(NAV)ASG(Market)ASG(NAV)Russell2500GrowthIndexBIGZ(Market)BIGZ(NAV)ASG(Market)ASG(NAV)Russell2500GrowthIndex (47.76)(42.12) (40.71)(31.32)(26.21) 13.403.787.765.965.20 Source: Morningstar data as of 4/30/2023.

Russell 2500 Growth Index Performance Dispersion

Russell 2500 Growth 2022 Returns by *Growth Factor Quintile*

2022's environment created extreme performance dispersion between high and low growth companies in the market. The Russell 2500 Growth Index was no exception, as the spread between the highest and lowest growth companies in the index was nearly 20%

Growth Factor Returns in 2022



-47.4%
-36.1%
-29.5%
-24.2%
-29.9%
-47.8%
-26.2%
High Growth
Q2
Q3
Q4
Low Growth
BIGZ
R2500G

Growth Factor Returns vs. R2500G Index



-21.2%
-9.9%
-3.3%
2.0%
-3.7%
-21.6%
High Growth
Q2
Q3
Q4
Low Growth
BIGZ

Source: BlackRock, Refinitiv, IDC. Charts show growth factor quintiles ("Q") within the Russell 2500 Growth Index. Left chart depicts absolute performance in 2022; right chart depicts relative performance vs. R2500G Index in 2022. The BlackRock Fundamental Risk for Equities (BFRE) risk model measures growth both in terms of forecasted sales growth as well as historical asset growth.

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Distributions BIGZ provides an investment solution for investors seeking exposure to high-growth potential companies and regular cash flow " Small-and mid-sized growth companies typically do not pay dividends " BIGZ uses a managed distribution plan and an option overwrite strategy to pay an attractive monthly distribution " The Fund's monthly distribution rate is currently 14% higher than its Morningstar selected peer BIGZ has paid $2.00 per share, or $475 million, through its monthly distribution since inception " Distributions benefit all shareholders equally " Shareholders realize a portion of NAV when distributions are paid Yield on Net Asset Value Source: Morningstar data as of 4/30/2023

NAV Premium and Discount BIGZ and its Morningstar selected peer have experienced a wide range of valuations since BIGZ's inception in March 2021 due to changes in investor and market sentiment " BIGZ traded as high as a 14.5% premium and its current discount ranks in the 62nd percentile of its trading range since inception " Similarly, ASG traded as high as a 14.8% premium but its current discount ranks in the 92nd percentile of its trading range since BIGZ's inception We believe the market is discounting BIGZ's market price due to its exposure to private investments that are illiquid in nature and do not have a publicly quoted price on a daily basis " Importantly, BlackRock has a fair value process to calculate a daily NAV for BIGZ and engages a third party to value illiquid investments " By comparison, ASG does not hold private investments Historical Range of Premium and Discount Since BIGZ Inception BIGZ has a built-in liquidity opportunity for at NAV in year 12 (2033) Source: Morningstar data as of 4/30/2023

Fees and Expenses BIGZ's total expenses1 are in line with the Broadridge peer group median " The Broadridge peer group consists of the Fund, one other mid-cap growth fund, one small-blend fund, one mid-cap blend fund and one mid-cap value fund BIGZ is unique relative to its Broadridge peer group " The Fund's primary focus is innovation; it invests in small-and mid-cap companies, including private companies, and uses an option strategy to generate cash flow to support its monthly distribution Total Expense Ratio1 BIGZ Broadridge Expense Group Broadridge Expense Group Source: Broadridge data as of 12/31/2022 (Median) (High) (1) Total expenses excluding investment related expenses and taxes; see Slide 37 for peer group

Corporate Governance Fiduciaries seeking to enhance value for all shareholders Experienced, Diverse and Qualified Board Current Board Members are committed to ensuring that the Fund operates in a responsible manner that protects and advances the interests of the Fund and all of its shareholders Share Repurchases The current Board, including the Board Nominees, enhances value for all shareholders. Through March 31 2023, BIGZ has voluntarily repurchased approximately $160 million of shares (6.8% of O/S), adding over $32 million to the Fund's net asset value with approximately $1.6 million in annual revenue impact to BlackRock Liquidity at NAV In 2033, all shareholders will have an opportunity to receive 100% liquidity at net asset value via fund liquidation or tender offer Managed Distribution Pays a 11%+ yield with a focus on distribution stability Increased Demand In March 2023, BIGZ was added to the S-Network Closed-End Fund Index as the largest weight, generating an estimated $27 million in demand and helping, in our view, to narrow the Fund's discount by over 3% on March 31, 2023 (the index rebalance date) Source: BlackRock, VettaFidata as of March 31, 2023

Trustee Nominees

The Board's Nominees Experience Diversity Independence Acting for all shareholders Executing for the long-term Over a century of combined experience in investment management and business leadership Cynthia L. Egan Former President of Retirement Plan Services at T. Rowe Price Group Board Chair for The Hanover Insurance Group and Lead Independent Director for Huntsman Corporation Catherine A. Lynch, CFA Former Chief Executive Officer and Chief Investment Officer of the National Railroad Retirement Investment Trust Board Director for PennyMac Mortgage Investment Trust Stayce D. Harris Former Lieutenant General, Inspector General, U.S. Air Force Board Director for The Boeing Company Lorenzo A. Flores Vice Chairman at Kioxia, Inc. Former Chief Financial Officer at Xilinx, Inc.

Investment companies, including CEFs, are fundamentally different from operating companies and should be evaluated based on their distinct attributes Operating Company Closed-End Fund Run by internal management and employees Board has the primary responsibility for oversight of the fund's service providers and management of conflicts of interest involving the fund, including oversight of the fund's investment advisory arrangement Subject to extensive regulation with respect to governance, operations and board independence, including, but not limited to, the 1940 Act and rules thereunder Majority independent trustee requirement1 Assets comprised solely of marketable securities Vulnerable to arbitrage plays due to daily publication of net asset value (1) In order to rely on certain commonly used rules under the 1940 Act, at least a majority of a closed-end fund's trustees must be independent trustees

Saba's Playbook

Saba is a short-term investor Saba may attempt to claim that it has been a long-term investor in BIGZ. However, the fact is that it sold out of BIGZ when it traded to a premium in February 2022 and took advantage of the current market dislocation to acquire an outsized position in the Fund Saba net share purchases by quarter 92% of current share ownership 330,770 330,770 4,000 1,390,020 4,960,391 7,075,851 3,608,304 4Q 2021 1Q 2022 2Q 2022 3Q 2022 4Q 2022 1Q 2023 2Q 2023 Source: SEC Filings as of May 23, 2023

Saba has a history of short-term investing and has never provided a long-term solution to narrow discounts Saba submitted its notice of intent to nominate persons to BIGZ's Board of Trustees less than one year after initiating its current position in the Fund and never reached out to the Board or BlackRock to discuss a potential solution to narrow the Fund's temporary discount Saba's weighted-average holding period in BIGZ is 118 days and its $111 million position was acquired at an average discount of -19.5%1 Saba knows CEFs, even large funds like BIGZ, generally have low trading volumes and therefore may fluctuate between premiums and discounts due to changes in investor and market sentiment - nonetheless, it acquires outsized positions to force significant liquidity events as the only means to realize a quick profit and exit the position without providing any benefit to remaining Fund shareholders Fluctuations in BIGZ's discount have closely tracked performance of the Russell 2500 Growth Index, not Saba's ownership level For example, BIGZ's discount has narrowed by 6.57% in 2023, with NAV performance and shareholder-focused actions taken by the Fund's Board and BlackRock, driving demand for BIGZ shares By comparison, the Fund's discount widened by 443 bps from the date of Saba's initial purchase to the ISS unaffected date of March 16, 2023 - during this period, Saba acquired 82% of its shares in BIGZ BIGZ Premium and Discount and Russell 2500 Growth Return S&P 500 (rebased to $1000) Premium / Discount (%) Russell 2500 Growth BIGZ 600 700 800 900 1,000 1,100 25 -20 -15 -10 -5 0 Dec-21 Jan-22 Feb-22 Mar-22 Apr-22 May-22 Jun-22 Jul-22 Aug-22 Sep-22 Oct-22 Nov-22 Dec-22 Jan-23 Feb-23 Mar-23 Apr-23 Source: BlackRock, Morningstar as of April 30, 2023, unless noted (1) As of May 12, 2023 (the annual shareholder meeting record date)

Saba claims to be focused on governance but actually focuses its efforts on liquidity, illustrating its true intentions Saba Proxy Campaign History Director nominee campaigns 17 Settled / withdrawn 12 Directors not elected 5 Directors seated Governance proposals 6 Settled / withdrawn 2 Proposal failed 5 Proposal passed, Saba moved on after liquidity event Campaigns to fire manager 10 Settled / withdrawn 2 Proposal failed 2 Saba hired itself or fund liquidated Source: Factset, insightia, SEC Filings data from October 2016 to April 2023

Saba uses the same playbook to enrich itself and harm the fund and other shareholders

Saba's playbook

1) Acquire an <u>outsized position</u> to exert to control when market sentiment is negative and discounts are <u>temporarily</u> wide
2) <u>Hedge</u> to limit exposure only to changes in the discount
3) Petition only the largest shareholders and proxy advisors under the <u>veil of governance</u>
4) <u>Seek liquidity</u> at or close to NAV via disruptive tender offers, open-ending or fund liquidations
5) Sell to <u>realize a short-term profit</u> and move on to the next target (without any further advocacy for governance), leaving long-term shareholders to bear higher expenses from a smaller asset base (among other things)

Saba ownership where settlement reached or Saba nominees elected

18.1%

Average
(% of outstanding common shares)

Case Study: Delaware Investments National Municipal Income Fund (VFL)

	Prior to tender offer	After tender offer	Change in Ownership
Saba	$37 million	$0	-100%
Other Institutional Shareholders	$45 million	$16 million	-65%
Retail Shareholders	$146 million	$112 million	-23%

Average change in ownership after tender offer forced by Saba

-83%
Saba

-59%
Other Institutions

Source: Eikon, SEC Filings. Prior to tender offer is based on VFL's closing price on 9/30/2022 and after tender offer is based on VFL's closing price on 12/29/2022.
(1) Shares held based on latest 13D/G or 13F filing prior tender offer expiration
(2) Shares held based on latest 13D/G or 13F filing after tender offer expiration

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Tender offers benefit short-term investors like Saba at the expense of long-term shareholders1 Tender offers increase volatility -4.5% Average change in discount after tender offer expiration2 and don't add value for long-term shareholders -12.0% Current average discount Case Study: Delaware Investments National Municipal Income Fund (VFL)3 Narrower discount than peers prior to tender offer Tender Expiration Discount widened by over 10% after the tender offer, resulting in a wider discount to peers; expenses also increased from 1.57% to 2.06% over the period Premium/Discount 0 -5 -10 -15 Jul-22 Aug-22 Sep-22 Oct-22 Nov-22 Dec-22 Jan-23 Feb-23 Mar-23 Apr-23 VFL HY Muni Source: Morningstar data as of 5/31/2023 (1) Data set includes 14 funds and tender offers forced by Saba between 2017 and 2022 (2) Largest discount over 30 days after tender offer expiration minus discount at tender offer expiration (3) Data as of 4/30/2023; Category discount reflects median premium/discount for the High Yield Muni Morningstar closed-end fund category
Appendix A Trustee Nominee Biographies

Appendix A Trustee Nominee Biographies

Cynthia L. Egan Cynthia L. Egan brings to the Board a broad and diverse knowledge of investment companies and the retirement industry as a result of her many years of experience as President, Retirement Plan Services, for T. Rowe Price Group, Inc. and her various senior operating officer positions at Fidelity Investments, including her service as Executive Vice President of FMR Co., President of Fidelity Institutional Services Company and President of the Fidelity Charitable Gift Fund. Ms. Egan has also served as an advisor to the U.S. Department of Treasury as an expert in domestic retirement security. Ms. Egan began her professional career at the Board of Governors of the Federal Reserve and the Federal Reserve Bank of New York. Ms. Egan is also a director of UNUM Corporation, a publicly traded insurance company providing personal risk reinsurance, and a director and Chair of the Board of The Hanover Group, a public property casualty insurance company. Ms. Egan is also the lead independent director and non-executive Vice Chair of the Board of Huntsman Corporation, a publicly traded manufacturer and marketer of chemical products. Ms. Egan's independence from the Fund and the Advisor enhances her service as Chair of the Compliance Committee, and a member of the Governance Committee and the Performance Oversight Committee.

Catherine A. Lynch, CFA Catherine A. Lynch, who served as the Chief Executive Officer and Chief Investment Officer of the National Railroad Retirement Investment Fund, benefits the Board by providing business leadership and experience and a diverse knowledge of pensions and endowments. Ms. Lynch is also a trustee of PennyMac Mortgage Investment Trust, a specialty finance company that invests primarily in mortgage-related assets. Ms. Lynch also holds the designation of Chartered Financial Analyst. Ms. Lynch's knowledge of financial and accounting matters qualifies her to serve as Chair of the Audit Committee, where she holds financial expert status. Ms. Lynch's independence from the Fund and the Advisor enhances her service as a member of the Governance Committee and the Performance Oversight Committee. The Board benefits from StayceD. Harris's leadership and governance experience gained during her extensive military career, including as a three-star Lieutenant General of the United States Air Force. In her most recent role, Ms. Harris reported to the Secretary and Chief of Staff of the Air Force on matters concerning Air Force effectiveness, efficiency and the military discipline of active duty, Air Force Reserve and Air National Guard forces. Ms. Harris's experience on governance matters includes oversight of inspection policy and the inspection and evaluation system for all Air Force nuclear and conventional forces; oversight of Air Force counterintelligence operations and service on the Air Force Intelligence Oversight Panel; investigation of fraud, waste and abuse; and oversight of criminal investigations and complaints resolution programs. Ms. Harris is also a director of The Boeing Company. Ms. Harris's independence from the Fund and the Advisor enhances her service as a member of the Compliance Committee and the Performance Oversight Committee.

Stayce D. Harris Lorenzo A. Flores The Board benefits from Lorenzo A. Flores's many years of business, leadership and financial experience in his roles at various public and private companies. In particular, Mr. Flores's service as Chief Financial Officer and Corporate Controller of Xilinx, Inc. and Vice Chairman of Kioxia, Inc. and his long experience in the technology industry allow him to provide insight to into financial, business and technology trends. Mr. Flores's knowledge of financial and accounting matters qualifies him to serve as a member of the Audit Committee. Mr. Flores's independence from the Fund and the Advisor enhances his service as a member of the Performance Oversight Committee and a financial expert of the Audit Committee.

Lorenzo A. Flores



The Board benefits from Lorenzo A. Flores's many years of business, leadership and financial experience in his roles at various public and private companies. In particular, Mr. Flores's service as Chief Financial Officer and Corporate Controller of Xilinx, Inc. and Vice Chairman of Kioxia, Inc. and his long experience in the technology industry allow him to provide insight to into financial, business and technology trends. Mr. Flores's knowledge of financial and accounting matters qualifies him to serve as a member of the Audit Committee. Mr. Flores's independence from the Fund and the Advisor enhances his service as a member of the Performance Oversight Committee and a financial expert of the Audit Committee.

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Appendix B BIGZ Overview

BlackRock Innovation and Growth Term Trust (BIGZ) Focus on innovation Small- and mid-sized growth companies Invests in innovative companies with We believe investing in these companies competitive advantages that are difficult to offers above-average earnings replicate and seeks to identify attractive growth potential business models that display resilient characteristics Access to private markets Flexible options strategy Invests up to 25% in private investments Tactical management of options seeks to with no performance fees and simplified potentially increase returns and generate tax reporting1 cash flow (1) Under normal market conditions, BIGZ currently intends to invest up to 25% of its total assets, measured at the time of investment, in illiquid privately placed or restricted securities

Long-Term Investment Excellence

The U.S. Growth Team's long-term investment results are outstanding relative to peers across its portfolios

CMGIX[1]

Silver

MAFOX[2]

About the funds

- Invest in small, mid and large-sized innovative growth companies with sustainable competitive advantages, defensible earnings growth and real-world results.
- Risk management and oversight anchors portfolio construction
- High conviction strategies centered on delivering wealth generation through compounding earnings

Typical Portfolio Characteristics

- **Higher Earnings Growth and Quality**
- **Diversified Across Most Sectors & Industries**
- **Active, High Conviction Portfolios**

CMGIX: Outperformed 94% of Mid-Cap Growth peers Since Inception (3/2013)

MAFOX: Outperformed 70% of Large-Cap Growth peers Since Inception (3/2013)

(1) CMGIX –BlackRock Mid-Cap Growth Equity Fund
(2) MAFOX - BlackRock Large Cap Focus Growth Fund, Inc.

BlackRock.
31

Morningstar Quotes Phil Ruvinsky, CFA Head of Growth Equity Lead Portfolio Manager of BIGZ 26 years experience "A long record of disciplined growth investing, both here and elsewhere, support an Above Average Process rating." "The 12.3% annualized gain of this fund's 1 institutional share class from manager Phil Ruvinsky'sstart on March 1, 2013, through Sept. 30, 2022, looks great by itself and against the typical mid-growth Morningstar Category fund's 9.0% rise and the Russell Midcap Growth Index's 10.3%. Risk-adjusted returns also far outpaced both bogies, even though the strategy carried more volatility than the benchmark over the period." "However, performance has understandably suffered in 2022 as growth and quality fell out of favor and markets lost significant ground. For the 12 months through September, its 38.3% loss was at least 8.5 percentage points worse than each of its bogies." Morningstar Analyst Drew Carter March 2023 (1) CMGIX -BlackRock Mid-Cap Growth Equity Fund

Appendix C CEF Market Dynamics

Three structural advantage of CEFs CLIENT BENEFIT Stay fully invested "Closed" structure allows for greater flexibility in the types of Efficient investment strategies that can be used and helps portfolio 1 managers stay invested for the long term without forced selling structure Higher potential income & return Access Access to less liquid and private investments can harvest the 2 private illiquidity premium to seek higher income and return. Unlike private markets funds there are no performance fees Liquidity Enhanced liquidity vs. Listed on a major exchange (e.g., NYSE) offering intra-day liquidity. 3 The contingent limited term feature offers the opportunity for typical private liquidity at net asset value via fund liquidation or tender offer funds

Closed-end funds CEFs can trade at premiums or discounts to NAV, primarily driven by market sentiment 20 Year Historical Premiums and Discounts of Closed-End Funds Source: Morningstar data as of 4/30/2023

Appendix D Broadridge Expense Group

Broadridge CEF Expense Group (BIGZ)

Name	Ticker	Morningstar Category
Liberty All-Star Growth Fund, Inc.	ASG	US CE Mid-Cap Growth
BlackRock Innovation and Growth Term Trust	BIGZ	US CE Mid-Cap Growth
Royce Micro-Cap Trust	RMT	US CE Small Blend
Sprott Focus Trust, Inc.	FUND	US CE Mid-Cap Value
Foxby Corp.	FXBY	US CE Mid-Cap Blend

Source: Broadridge data as of 12/31/2022

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